Exhibit 6.1

DIMICRON, INC.

2022 STOCK OPTION PLAN

TABLE OF CONTENTS

1	PURPOSE AND EFFECTIVE DATE		1

2	DEFINITIONS		1

3	STOCK SUBJECT TO THIS PLAN		4
	(a)	Aggregate Limitation on Shares Available for Issuance	4
	(b)	Adjustment for Change in Capitalization	4
	(c)	Re-Use of Shares	5
	(d)	Substitute Awards	5

4	ADMINISTRATION OF THIS PLAN		5

5	ELIGIBILITY		6

6	AWARDS UNDER THIS PLAN; AWARD AGREEMENT		6

7	OPTIONS		7
	(a)	Identification of Options	7
	(b)	Exercise Price	7
	(c)	Term and Exercise of Options	7
	(d)	Limitations on Incentive Stock Options	8
	(e)	Effect of Termination of Service	9
	(f)	Change in Control	10
	(g)	Restrictions on Transferability	11

8	RIGHTS AS A STOCKHOLDER		11

9	NO SPECIAL RIGHTS; NO RIGHT TO AWARD		12

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10	SECURITIES MATTERS	12

11	WITHHOLDING TAXES	12

12	NOTIFICATION UPON DISQUALIFYING DISPOSITION UNDER SECTION 421(b) OF THE CODE	13

13	AMENDMENT OR TERMINATION OF THIS PLAN	13

14	TRANSFERS UPON DEATH	13

15	EXPENSES AND RECEIPTS	13

16	FAILURE TO COMPLY	13

17	RELATION TO BENEFIT PLANS AND PRIOR PLANS	14

18	APPLICABLE LAW	14

19	PARTICIPANT RIGHTS	14

20	UNFUNDED STATUS OF AWARDS	14

21	NO FRACTIONAL SHARES	14

22	COMPLIANCE WITH SECTIONS 422 AND 409A OF THE CODE	14

23	DATA PRIVACY	15

24	SEVERABILITY	16

25	TITLES AND HEADINGS	16

26	STOCK CERTIFICATES

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DIMICRON, INC.

2022 STOCK OPTION PLAN

This Dimicron, Inc. 2022 Stock Option Plan (as amended from time to time, this “Plan”) is hereby adopted by Dimicron, Inc., a Utah corporation (such company and any successor corporation, the “Company”), effective as of June 22, 2022 (the “Effective Date”) to read as follows:

WHEREAS, the Company previously adopted the Diamicron, Inc. 2012 Stock Option Plan (the “2012 Plan”);

WHEREAS, the Board of Directors of the Company have approved the adoption of this Plan to replace the 2012 Plan with respect to stock options granted by the Company on and after the Effective Date;

NOW, THEREFORE, the Company hereby adopts this Plan to read as follows effective as of the Effective Date.

1. PURPOSE AND EFFECTIVE DATE.

This Plan is intended to promote the interests of the Company and its shareholders by providing officers, directors, employees and consultants of the Company and its subsidiaries, if any, with appropriate incentives and rewards to encourage them to enter into and continue in the service of the Company and acquire a proprietary interest in the long-term success of the Company, thereby aligning their interest more closely to the interest of the shareholders of the Company. This Plan became effective on the Effective Date, which is the date this Plan was adopted by the Board. This Plan must also be approved by the stockholders of the Company (excluding shares issued pursuant to this Plan), consistent with applicable laws, within twelve (12) months before or after the Effective Date. Upon the Effective Date, the Board may grant Options pursuant to this Plan; provided, however, that (a) no Option may be exercised prior to initial stockholder approval of this Plan, and (b) in the event that initial stockholder approval is not obtained within the time period provided herein, all Options shall be canceled, any shares issued pursuant to any such Options shall be canceled and any purchase of such shares issued hereunder shall be rescinded.

2. DEFINITIONS.

As used in this Plan, the following definitions apply to the terms indicated below:

(a)	"2012 Plan” has the meaning ascribed to such term in the recitals of this Plan.

(b)	"Award” shall mean an Option granted pursuant to the terms of this Plan.

(c)	"Award Agreement” shall mean the written agreement between the Company and a Participant evidencing an Award.

(d)	"Board” shall mean the Board of Directors of the Company.

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(e)	"Cause” shall mean with respect to an officer, employee or consultant, unless the applicable Award Agreement states otherwise or provides a different definition of Cause, termination because of one or more of the following, in each case determined by the Board in good faith: (i) Participant’s unauthorized misuse of the trade secrets or proprietary information of the Company, a Subsidiary, or any affiliate of the Company; (ii) Participant’s conviction of or plea of nolo contendere to a felony or other crime involving moral turpitude; (iii) Participant’s committing an act of material dishonesty or fraud with respect to the Company, a Subsidiary, or any affiliate of the Company or any of their customers or suppliers; (iv) Participant’s breach of fiduciary duty, gross negligence or willful misconduct in the performance of his or her duties with respect to the Company, a Subsidiary, or any affiliate of the Company; (v) continued abuse of alcohol or illegal drugs (whether or not at the workplace), repeated public drunkenness or other repeated conduct causing the Company, a Subsidiary, or any affiliate of the Company substantial public disgrace or disrepute or substantial economic harm; or (vi) any other material breach of this Plan, any Award Agreement or any other agreement between the Participant and the Company which is not cured to the Company’s reasonable satisfaction within thirty (30) days after written notice thereof to Participant. With respect to any director (that is not also an officer, employee or consultant), unless the applicable Award Agreement states otherwise or provides a different definition of Cause, “Cause” shall mean (a) the commission of, or plea of guilty or no contest to, a felony or a crime involving moral turpitude; (b) malfeasance in office, gross misconduct or neglect of duties as a Director; (c) false or fraudulent misrepresentation inducing the Director’s appointment; or (d) repeated failure to participate in Board meetings on a regular basis despite having received proper notice of the meetings in advance. The Board, in its absolute discretion, shall determine the effect of all matters and questions relating to whether a Participant has been discharged for Cause.

(f)	"Change in Control” shall mean a change in the beneficial ownership of the Company, the composition of the Board or the Company’s business that occurs after the Effective Date, upon and as a result of:

(i) The acquisition by any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than persons who are shareholders of the Company on the Effective Date, the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any corporation or other entity owned, directly or indirectly, by the stockholders of the Company as of the Effective Date in substantially the same proportions as their ownership of Common Stock) of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) on that date, directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities;

(ii) The Company consummating a merger or consolidation of the Company with any other entity, or the sale of all or substantially all of the Company’s assets to another entity, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no “person” (as herein above defined) acquires 50% or more of the combined voting power of the Company’s then outstanding securities, or (C) a sale or other transfer of all or substantially all of the Company’s assets to another entity if the shareholders of the Company immediately prior to the sale own immediately after the sale more than 50% of the combined voting power of the equity interests in the acquiror; or

(iii) the shareholders of the Company approving and the Company consummating a plan of complete liquidation or dissolution of the Company.

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(g)	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(h)	“Common Stock” shall mean the common stock of the Company, no par value.

(i)	“Company” has the meaning ascribed to such term in the preamble of this Plan.

(j)	“Data” has the meaning ascribed to such term in Section 23 of this Plan.

(k)	“Director” shall mean any member of the Board of Directors.

(l)	“Disability” shall mean permanent and total disability within the meaning of Section 22(e)(3) of the Code.

(m)	“Effective Date” has the meaning ascribed to such term in the preamble of this Plan.

(n)	“Eligible Person” shall mean an officer, employee, director or consultant (including consultants that are business entities) who renders personal services to the Company or any Subsidiary; provided, that any such consultant renders bona fide services not in connection with the offer and sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities. An individual who is an employee, officer or director shall not cease to be an Eligible Person during a leave of absence approved by the Company or as a result of a transfer between the Company and any Subsidiary or between Subsidiaries. Nor shall an employee be deemed to have ceased Eligible Person status as a result of becoming a non-employee director or consultant for the Company, or vice versa.

(o)	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

(p)	“Exercise Date” shall mean the date on which a Participant exercises an Award.

(q)	“Exercise Price” has the meaning ascribed to such term in Section 7(b) of this Plan.

(r)	“Fair Market Value” of a share of Common Stock, as of a date of determination, shall mean the fair market value of a share of Common Stock on that date, as determined by such methods or procedures as may be established from time to time by the Board in good faith (in the case of an Incentive Stock Option) or by reasonable application of a reasonable valuation method (in the case of a Non-Statutory Stock Option). In accordance with Section 4 below, the Board shall determine the Fair Market Value of the Common Stock at such times as are necessary with respect to the administration of this Plan.

(s)	“Incentive Stock Option” shall mean an Option that is an “incentive stock option” within the meaning of Section 422 of the Code.

(t)	“Non-Statutory Stock Option” shall mean an Option that is not an Incentive Stock Option.

(u)	“Option” shall mean an option to purchase shares of Common Stock granted pursuant to Section 7 of this Plan.

(v)	“Participant” shall mean an Eligible Person to whom an Award is granted pursuant to this Plan, and, upon such individual’s death, such individual’s estate.

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(w)	“Plan” has the meaning ascribed to such term in the preamble of this Plan.

(x)	“Prior Plans” shall mean the 2012 Plan and the Diamicron, Inc. Stock Option Plan adopted effective July 16, 2002.

(y)	“Subsidiary” shall mean a “subsidiary corporation” of the Company within the meaning of Section 424(f) of the Code.

(z)	“Substitute Awards” has the meaning ascribed to such term in Section 3(d) of this Plan.

(aa)	“Ten-Percent Shareholder” means a shareholder of the Company or any Subsidiary who owns directly (or indirectly through attribution from family members and other affiliated persons and entities) more than 10% of the voting stock of the Company or a Subsidiary or “parent corporation” (within the meaning of Section 424(e) of the Code) on the date in question.

(bb)	“Total Share Reserve” has the meaning ascribed to such term in Section 3(a) of this Plan.

3. STOCK SUBJECT TO THIS PLAN.

(a)	Aggregate Limitation on Shares Available for Issuance.

The maximum number of shares of Common Stock reserved and available for issuance pursuant to all Awards under this Plan (and the maximum number of shares of Common Stock that may be issued pursuant to Incentive Stock Options under this Plan) shall be 20,000,000 shares (the “Total Share Reserve”), subject to adjustment as provided in Sections 3(b), 3(c) and 3(d) below. The shares of Common Stock reserved for issuance hereunder may be authorized but unissued shares of Common Stock.

(b)	Adjustment for Change in Capitalization.

If any dividend or other distribution (whether in the form of cash, Common Stock, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event, affects the Common Stock such that an adjustment is appropriate to prevent in equitable dilution or enlargement of the rights of Participants under this Plan, then (i) the number and kind of shares of Common Stock which may thereafter be issued in connection with Awards, including adjustment of the Total Share Reserve, (ii) the number and kind of shares of Common Stock issued or issuable in respect of outstanding Awards, and (iii) the exercise price relating to any outstanding Award shall be appropriately and corresponding adjusted to reflect such event and prevent inappropriate dilution or enlargement of the outstanding rights of Participants under this Plan; provided, that, with respect to Incentive Stock Options, such adjustment shall be made in accordance with Section 424 of the Code; and provided further that no adjustment shall be made to any outstanding Award in a manner that causes the holder of the Award to be subject to taxation under Code Section 409A.

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(c)	Re-Use of Shares.

Subject to the last sentence of Section 3(a), the following shares of Common Stock shall again become available for delivery under this Plan: (i) any shares subject to an Award that remain unissued upon the cancellation, surrender, exchange or termination of such Award for any reason whatsoever; and (ii) any shares of Common Stock delivered (either by actual delivery or attestation) to the Company by a Participant to satisfy the applicable exercise price of an Award and/or to satisfy any applicable tax withholding obligation (including shares retained by the Company from the Award being exercised). However, in the case of Incentive Stock Options, the foregoing provisions shall be subject to any limitations under the Code.

(d)	Substitute Awards.

Awards may be granted under this Plan in assumption of, or in substitution for, compensatory options of any other entity acquired by the Company or with which the Company merges or otherwise combines (“Substitute Awards”). Substitute Awards shall not be counted against the Total Share Reserve; provided, that, Substitute Awards issued in connection with the assumption of, or in substitution of, outstanding options intended to qualify as Incentive Stock Options shall be counted against the Total Share Reserve.

4. ADMINISTRATION OF THIS PLAN.

(a)	The Board shall have the authority in its sole discretion, subject to and not inconsistent with the express provisions of this Plan, to administer this Plan and to exercise all the powers and authorities either specifically granted to it under this Plan or necessary or advisable in the administration of this Plan, including, without limitation, (i) the authority to grant Awards; (ii) to determine the persons to whom and the time or times at which Awards shall be granted; (iii) to determine the type and number of Awards to be granted, the number of shares of Common Stock to which an Award may relate and the terms, conditions, restrictions and performance criteria relating to any Award, including exercisability and vesting provisions; (iv) to determine whether, to what extent, and under what circumstances an Award may be settled, canceled, forfeited, exchanged, or surrendered; (v) to construe and interpret this Plan and any Award; (vi) to prescribe, amend and rescind rules and regulations relating to this Plan; (vii) to determine the terms and provisions of Award Agreements; (viii) to correct any defect, supply any omission, or reconcile any inconsistency in this Plan, any Award, or any Award Agreement; and (ix) to make all other determinations deemed necessary or advisable for the administration of this Plan. All decisions, determinations and interpretations of the Board shall be final and binding on all Participants.

(b)	A majority of the Board shall constitute a quorum. The acts of a majority of the members present at any meeting at which a quorum is present and acts approved in writing by a majority of the Board in lieu of a meeting shall be deemed the acts of the Board. Each member of the Board is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Subsidiary, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of this Plan.

(c)	The Board may, in its absolute discretion, without amendment to this Plan, accelerate the date on which any Award becomes exercisable, waive or amend the operation of Plan provisions respecting exercise after termination of employment of any Award or otherwise adjust any of the terms of any Award provided such adjustment does not adversely affect the rights of Participants with respect to Awards then outstanding.

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(d)	No member of the Board shall be liable for any action, omission or determination relating to this Plan, and the Company shall indemnify and hold harmless each member of the Board and each other director or employee of the Company to whom any duty or power relating to the administration or interpretation of this Plan has been delegated against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Board) arising out of any action, omission or determination relating to this Plan, if, in either case, such action, omission or determination was taken or made by such member, director or employee in good faith and in a manner such member, director or employee reasonably believed to be in or not opposed to the best interests of the Company.

(e)	The Board shall determine the Fair Market Value of the Common Stock at such times as are necessary in connection with the administration of this Plan. All determinations of Fair Market Value by the Board shall be binding on the Participants.

(f)	The Board may not grant any Awards under this Plan on or after the tenth anniversary of the Effective Date

5. ELIGIBILITY.

Only Eligible Persons shall be eligible to receive Awards pursuant to this Plan, and only Eligible Persons who are employees of the Company or a Subsidiary as of the date of the grant shall be eligible to receive Incentive Stock Options. Subject to the provisions of this Plan, the Board may, from time to time, select from among the Eligible Persons those persons to whom Awards shall be granted and shall determine the nature and amount of each Award.

6. AWARDS UNDER THIS PLAN; AWARD AGREEMENT.

(a)	The Board may grant Options in such amounts and with such terms and conditions as the Board shall determine, subject to the provisions of this Plan. Unless otherwise established by the Board or specified in the Award Agreement, each Option shall be deemed granted on the date all of its material terms and the identity of the grantee are approved by the Board. The Award Agreement and a copy of this Plan will be delivered to the Participant within a reasonable time after the granting of any Award; provided, that the Award will only be effective if the Participant executes and returns to the Company a copy of the Award Agreement evidencing the grant within 30 days after delivery of the Award Agreement to the Participant (or such other period as the Board designates).

(b)	Each Award granted under this Plan shall be evidenced by an Award Agreement that shall contain such provisions as the Board may in its sole discretion deem necessary or desirable. By accepting an Award, a Participant thereby agrees that the Award and any shares of Common Stock issuable in connection with the Award shall be subject to all of the terms and provisions of this Plan, the Award Agreement and any restrictions on transfer, rights of first refusal, repurchase options in favor of the Company with respect to shares of Common Stock, voting restrictions or other provisions set forth in the Award Agreement or in any shareholders or voting agreement referenced in the Award Agreement.

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(c)	The Board may also, at any time, offer to exchange or buy out any previously granted Award for a payment in cash, stock or another Award, based upon the terms and conditions the Board determines and communicates to the Participant at the time the offer is made.

7. OPTIONS.

(a)	Identification of Options.

Each Option shall be identified in the applicable Award Agreement as either an Incentive Stock Option or a Non-Statutory Stock Option. Notwithstanding the foregoing, the designation in the Award Agreement of an Option as an Incentive Stock Option will not be a representation or guarantee that the Option will qualify as so designated for income tax purposes.

(b)	Exercise Price.

Each Award Agreement with respect to an Option shall set forth the amount (the “Exercise Price”) per share of Common Stock payable to be paid by the Participant to the Company upon exercise of the Option. The Exercise Price per share of Common Stock shall be determined by the Board in its sole discretion at the time the Option is granted, but shall never be less than: (i) 100% of the Fair Market Value of a share of Common Stock on the date the Option is granted; or (ii) in the case of an Incentive Stock Option granted to a Ten-Percent Shareholder, 110% of Fair Market Value of a share of Common Stock on the date the Option is granted; provided, that Substitute Awards may be issued with an Exercise Price of less than the Fair Market Value of the underlying shares of Common Stock on the date of grant provided such Substitute Awards comply with all applicable requirements of Sections 424(a) and 409A of the Code and the regulations thereunder.

(c)	Term and Exercise of Options.

(i) The Board shall determine the exercisability period, vesting schedule, and expiration date of each Option in the Award Agreement governing such Option; provided, however, that no Option shall be exercisable more than ten years after the date of grant (or more than five years after the date of grant in the case of an Incentive Stock Option granted to a Ten-Percent Shareholder). In no event shall an Option granted to an employee who is a non-exempt employee for purposes of overtime pay under the U.S. Fair Labor Standards Act of 1938 be exercisable earlier than six (6) months after its date of grant. The Board shall also determine the performance or other conditions, if any, that must be satisfied before all or part of an Option may be exercised.

(ii) An Option may be exercised for all or any portion of the shares of Common Stock as to which it is exercisable and vested. The partial exercise of an Option shall not cause the expiration, termination, or cancellation of the remaining portion thereof.

(iii) An Option shall be exercised by delivering written notice to the Company’s principal office, to the attention of its Secretary, no less than one business day in advance of the effective date of the proposed exercise in a form of notice or exercise agreement approved by the Board (which notice or exercise agreement need not be the same for each Participant). Such notice shall specify the number of shares of Common Stock with respect to which the Option is being exercised and the effective date of the proposed exercise and shall be signed by the Participant. Such notice may be withdrawn in writing at any time prior to the close of business on the business day immediately preceding the effective date of the proposed exercise. The Board shall determine the methods by which the Exercise Price of an Option and any tax-related obligations may be paid, the form of payment, including, without limitation, cash, shares of Common Stock (through actual tender or by attestation) or other property, and the methods by which shares of stock shall be delivered or deemed to be delivered to Participants. The Board may specify a reasonable minimum number of shares of Common Stock that may be purchased on any exercise of an Option; provided, that such minimum number will not prevent Participant from exercising the Option for the full number of shares of Common Stock for which it is then exercisable.

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(iv) Certificates for shares of Common Stock purchased upon the exercise of an Option shall be issued in the name of the Participant or other person entitled to receive such shares, and delivered to the Participant or such other person as soon as practicable following the Exercise Date.

(d)	Limitations on Incentive Stock Options.

(i) To the extent that the aggregate Fair Market Value of shares of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year under this Plan and any other incentive stock option plan of the Company (or any Subsidiary of the Company) exceeds $100,000, then the Options for the first $100,000 worth of shares of Common Stock to become exercisable in such calendar year will be Incentive Stock Options and the Options for the amount in excess of the $100,000 worth of shares of Common Stock to become exercisable in such calendar year shall be treated as Non-Statutory Stock Options. Such Fair Market Value shall be determined as of the date on which each such Incentive Stock Option is granted.

(ii) No Incentive Stock Option may be granted to an individual who is a Ten-Percent Shareholder if, at the time of the grant unless: (A) the Exercise Price per share of such Incentive Stock Option is at least 110% of the Fair Market Value of a share of Common Stock at the time such Incentive Stock Option is granted, and (B) such Incentive Stock Option is not exercisable after the expiration of five (5) years from the date such Incentive Stock Option is granted.

(iii) Incentive Stock Options may only be issued to employees of the Company and its Subsidiaries.

(iv) In no event may shares of Common Stock be issued as Incentive Stock Options in excess of the Total Share Reserve.

(v) All Options intended to qualify as Incentive Stock Options shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code. Neither the Company nor the Board shall have any liability to a Participant, or any other party, (i) if an Option (or any part thereof) which is intended to qualify as an Incentive Stock Option fails to qualify as an Incentive Stock Option or (ii) for any action or omission by the Board that causes an Option not to qualify as an Incentive Stock Option, including without limitation, the conversion of an Incentive Stock Option to an Non-Statutory Stock Option or the grant of an Option intended as an Incentive Stock Option that fails to satisfy the requirements under the Code applicable to an Incentive Stock Option.

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(e)	Effect of Termination of Service.

(i) Unless the applicable Award Agreement provides otherwise and except as provided by this Plan, including Section 7(f) with respect to a Change in Control, in the event that the employment, directorship or consulting relationship of a Participant with the Company or a Subsidiary terminates for any reason other than death, Disability, or Cause and the Participant does not otherwise remain in another capacity an employee, director or consultant of the Company or any Subsidiary, then: (A) the vested portion of his or her Options shall remain exercisable until the date that is three months after such termination (or one year after the date of death, if death occurs on or within three months after the date of termination), on which date the Options shall expire and terminate, and (B) the non-vested portion of the Participant’s Options shall expire and terminate at the close of business on the date of termination of the Participant’s employment, directorship or consulting relationship with the Company or a Subsidiary. Notwithstanding the foregoing, no Option shall be exercisable after the expiration of its stated maximum term.

(ii) Unless the applicable Award Agreement provides otherwise and except as provided by this Plan, in the event that the employment, directorship or consulting engagement of a Participant with the Company or a Subsidiary terminates on account of the Disability or death of the Participant: (A) the vested portion of his or her Options shall remain exercisable until the first anniversary of such termination, on which date they shall expire, and (B) the non-vested portion of his or her Options shall expire at the close of business on the date of such termination. Notwithstanding the foregoing, no Option shall be exercisable after the expiration of its stated term.

(iii) In the event that the employment, directorship or consulting engagement of a Participant with the Company or a Subsidiary terminates on account of the Participant’s termination for Cause, the Participant may no longer exercise any of such Participant’s Options (whether vested or non-vested) on or after such termination date, and the Participant’s Options shall automatically expire on such Participant’s termination date.

(iv) For purposes of this Plan, an employee will not be deemed to have terminated employment merely because of a transfer of employment between the Company and any Subsidiary or 80% or greater parent corporation of the Company, or between two Subsidiaries. An employee of any entity that is a Subsidiary shall be deemed to have terminated service, however, on the date that entity ceases to be a Subsidiary. In the case of a consultant providing services on a intermittent or project-by-project basis, the consulting engagement shall not be deemed to have terminated until (A) any written agreement by the consultant to render such consulting services to the Company has expired or been terminated, (B) the Company provides the consultant with written notice that the Company intends to no longer use the consultant’s services in the future, and (C) the Company ceases using the consultant’s services for a period in excess of 90 days.

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(f)	Change in Control.

(i) Unless otherwise provided by the Board at the time of grant of an Option, if a Change in Control occurs, all outstanding Options shall become fully exercisable and all restrictions on outstanding Options shall lapse immediately prior to the Change in Control. To the extent that this Section 7(f) would cause an Incentive Stock Option to exceed the dollar limitation set forth in Section 7(d)(i), the excess Options shall be deemed to be Non-Statutory Stock Options. Upon, or in anticipation of, a Change in Control, the Board may cause every Award outstanding hereunder to terminate at a specific time in the future and shall give each Participant the right to exercise Awards during such period of time ending not later than immediately prior to the Change in Control as the Board, in its sole and absolute discretion, shall determine.

(ii) Subject to the terms of this Plan, in connection with any Change in Control, the Board may take one or more of the following actions with respect to all outstanding Options, without the Participant’s consent, which need not treat all outstanding Options in an identical or otherwise similar manner, as of the effective date of such Change in Control: (A) the continuation of such outstanding Options by the Company (if the Company is the successor entity), with any adjustments in the number and type of shares of Common Stock (or other securities or property) subject to outstanding Option, and/or in the terms and conditions of (including the exercise price), and the criteria included in (including without limitation any applicable financial or other performance “targets” specified in an Option Agreement) such outstanding Options (as determined appropriate by the Board); (B) the assumption of outstanding Options by the successor or acquiring entity (if any) in such Change in Control (or by any of a parent entity of the successor or acquiring entity, if any), which assumption, will be binding on all applicable Participants; provided, that the exercise price and the number and nature of shares issuable upon exercise of any such option, or upon the settlement of any award that is subject to Sections 422 or 409A of the Code, will be adjusted appropriately pursuant to Sections 424(a) and 409A of the Code and the applicable regulations thereunder; (C) the substitution by the successor or acquiring entity in such Change in Control (or by the successor or acquiring entity’s controlling parent entity, if any) of equivalent awards with substantially the same terms for such outstanding Options (except that the exercise price and the number and nature of shares issuable upon exercise of any such option or stock appreciation right, or any award that is subject to Section 409A of the Code, will be adjusted appropriately pursuant to Sections 424(a) and 409A of the Code and the applicable regulations thereunder); (D) to the extent not subject to accelerated exercisability in Section 7(f)(i), the full or partial accelerated exercisability or vesting of outstanding Options; (E) the settlement of the Fair Market Value of such outstanding vested Options in cash, cash equivalents, or securities of the successor entity (or its parent, if any), followed by the cancellation of the Option (whether or not then vested or exercisable) and, subject to Section 409A of the Code, such payment may be made in installments and may be deferred until the date or dates when the Option would have become exercisable or vested; and (F) the termination in its entirety of any outstanding Option, without payment of any consideration, that is not exercised in accordance with its terms upon or prior to consummation of the transactions contemplated by the Change in Control; provided, that the Company shall send notice of the pending Change in Control to Participants noting the limited time to exercise such Option at least ten days prior to the Change of Control.

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For the purposes of this Section 7(f), an Option will be considered assumed if, following the Change in Control, the Option confers the right to purchase or receive, for each share subject to the Option immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of shares for each share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the Change in Control is not solely common stock of the successor corporation or its parent, the Board may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an Option, for each share subject to such Option, to be solely common stock of the successor corporation or its parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change in Control.

An Option that is cancelled and exchanged solely for a lump sum payment (in cash, equity securities of the acquirer or a combination thereof), pursuant to this Section 7(f), shall have a Fair Market Value as determined by the Board equal to the “intrinsic value” of the Option. For this purpose, an Option’s “intrinsic value” equals the product of (A) the number of shares of Common Stock underlying the Option, multiplied by (B) the amount, if any, by which the Fair Market Value of a share of Common Stock at the effective time of the Change in Control exceeds the Exercise Price per share. For avoidance of doubt, the intrinsic value and amount to be paid for an Option bearing an Exercise Price equal to or in excess of Fair Market Value per share of Common Stock at the time of the Change in Control, shall be zero and may be cashed out and terminated automatically for no payment or other consideration. The Fair Market Value of any security shall be determined without regard to any vesting conditions that may apply to such security.

(g)	Restrictions on Transferability.

No Option may be transferred except by will or the laws of descent and distribution and is exercisable during the grantee’s lifetime only by the grantee or his personal representative. Notwithstanding the foregoing, with the written consent of the Board (not to be unreasonably withheld) a Participant to transfer by sale or by gift all or a portion of the Participant’s Non-Statutory Stock Options to the Participant’s spouse, to the Participant’s lineal descendants, parents, or siblings, to the spouse(s) of such persons, to a trust or family partnership established for the benefit of the Participant and/or such persons, or to the Participant’s owners if the Participant is an entity. Incentive Stock Options are non-transferable by their holder during his or her lifetime.

8. RIGHTS AS A STOCKHOLDER.

No person shall have any rights as a stockholder with respect to any shares of Common Stock covered by or relating to any Award until the date of issuance of a stock certificate with respect to such shares except to the extent provided in the applicable Award Agreement. Except as otherwise expressly provided in Section 3(b) of this Plan, no adjustment to any Award shall be made for dividends or other rights for which the record date occurs prior to the date such stock certificate is issued.

All shares of Common Stock issued under this Plan shall be subject to the restrictions on transfer, rights of first refusal, Company repurchase rights and such other terms and conditions as are set forth or referenced in the Award Agreement or any shareholders agreement or voting agreement referenced in the Award Agreement. To enforce any restrictions on a Participant’s shares of Common Stock, the Board may require the Participant to deposit all stock certificates representing such shares, together with stock powers or other instruments of transfer approved by the Board, appropriately endorsed in blank, with the Company or an agent designated by the Company to hold in escrow until such restrictions have lapsed or terminated. The Board may cause a legend or legends referencing such restrictions to be placed on the stock certificate.

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9. NO SPECIAL RIGHTS; NO RIGHT TO AWARD.

Nothing contained in this Plan or any Award Agreement shall confer upon any Participant any right with respect to continuing as an employee, director or consultant of the Company or any Subsidiary or interfere in any way with the right of the Company or any Subsidiary, subject to the terms of any separate agreement to the contrary, at any time to terminate such employment, directorship or consulting arrangement “at will” or to increase or decrease the compensation of the Participant. No person shall have any claim or right to receive an Award hereunder unless and until the Award is approved by the Board. The Board’s granting of an Award to a Participant at any time shall neither require the Board to grant any other Award to such Participant or other person at any time or preclude the Board from making subsequent grants to such Participant or any other person.

10. SECURITIES MATTERS.

Notwithstanding any other provision of this Plan, the Company shall have no liability to deliver any Award or shares of Common Stock under this Plan or make any other distribution of benefits under this Plan unless such delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act of 1933), and the applicable requirements of any securities exchange or similar entity. The Company’s inability to obtain authority from any regulatory body, exchange or listing service having jurisdiction, which authority is deemed by Company counsel to be needed for the issuance of shares or Awards, shall relieve the Company of all liability in respect of the failure of the Company to issue such shares or Awards. The Company has no obligation to register with any governmental body or organization (including, without limitation, the Securities Exchange Commission) any of: (a) the offer or issuance of any Award; (b) any shares issuable upon the exercise of any Award; or (c) the sale of any shares issued upon exercise of any Award, regardless of whether the Company in fact undertakes to register any of the foregoing. In particular, in the event that any of: (i) any offer or issuance of any Award; (ii) any shares issuable upon exercise of any Award; or (iii) the sale of any shares issued upon exercise of any Award are not registered with any governmental body or organization, the Company will not under any circumstance be required to settle its obligations, if any, under this Plan in cash.

11. WITHHOLDING TAXES.

Whenever shares of Common Stock are to be delivered pursuant to an Award, the Company shall have the right to require the Participant to remit to the Company in cash an amount sufficient to satisfy any federal, state and local withholding tax requirements related thereto. The Company need not issue any shares until the Award holder has satisfied all withholding tax obligations in a manner acceptable to the Company.

12. NOTIFICATION UPON DISQUALIFYING DISPOSITION UNDER SECTION 421(b) OF THE CODE.

Each Award Agreement with respect to an Incentive Stock Option shall require the Participant to notify the Company in writing of any disposition of shares of Common Stock issued pursuant to the exercise of such Option under the circumstances described in Section 421(b) of the Code (relating to certain disqualifying dispositions), within ten days of such disposition. Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by the Participant in such disposition or other transfer.

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13. AMENDMENT OR TERMINATION OF THIS PLAN.

The Board may, at any time, suspend or terminate this Plan or revise or amend it in any respect whatsoever. Company shareholder approval of the amendment of termination shall be required only to the extent the Board of Directors determines that such approval is appropriate for purposes of satisfying Section 422 of the Code, or to the extent such approval is required by the rules of any stock exchange or listing service on which the Common Stock is listed. Nothing herein shall restrict the Board’s ability to exercise its discretionary authority pursuant to Section 4 of this Plan, which discretion may be exercised without amendment to this Plan. No amendment or termination of this Plan, however, may reduce a Participant’s material rights under any outstanding Award without his or her consent. Unless earlier terminated as provided herein, this Plan will automatically terminate ten (10) years after the Effective Date. Termination of this Plan shall not affect the Board’s right to exercise the powers granted to it hereunder with respect to Awards issued prior to this Plan’s termination.

14. TRANSFERS UPON DEATH.

Upon the death of a Participant, outstanding Awards granted to such Participant may be exercised only by the executor, administrator or representative of the Participant’s estate. No exercise of an Award by a deceased Participant’s representatives, executors or administrators shall be effective to bind the Company unless the Board is furnished with (a) written notice thereof and with a copy of the will and/or such evidence as the Board may deem necessary to establish the authority of the estate’s representative to act, and (b) an agreement by the estate and any person to whom the estate will transfer shares of Common Stock to comply with all the terms and conditions of the Award Agreement that are or would have been applicable to the Participant and to be bound by the acknowledgments made by the Participant in connection with the grant of the Award.

15. EXPENSES AND RECEIPTS.

The Company shall pay all expenses of this Plan. Any proceeds received by the Company in connection with any Award will be used for general corporate purposes.

16. FAILURE TO COMPLY.

In addition to the remedies of the Company elsewhere provided for herein, failure by a Participant (or beneficiary or transferee) to comply with any of the terms and conditions of this Plan or the applicable Award Agreement, unless such failure is remedied by such Participant (or beneficiary or transferee) within ten days after notice of such failure by the Board, shall be grounds for the cancellation and forfeiture of such Award, in whole or in part, as the Board, in its absolute discretion, may determine.

17. RELATION TO BENEFIT PLANS AND PRIOR PLANS.

(a) Options will not be considered compensation for the purpose of any other employee benefit plans maintained by the Company or its Subsidiaries except as expressly provided in the documents evidencing such plans or required by law.

(b) Options granted under the Prior Plans prior to the Effective Date shall continue to be governed by the provisions of the Prior Plans. The Company will not, however, grant any additional options or awards under the Prior Plans on or after the Effective Date. Options granted on or after the Effective Date shall be governed by this Plan.

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18. APPLICABLE LAW.

Except to the extent preempted by any applicable federal law, this Plan will be construed and administered in accordance with the laws of the State of Utah, without reference to the principles of conflicts of law.

19. PARTICIPANT RIGHTS.

No Participant shall have any claim to be granted any Award under this Plan, and there is no obligation for uniformity of treatment for Participants. Except as provided specifically herein, a Participant shall have no rights as a stockholder with respect to any shares covered by any Award until the date of the issuance of a Common Stock certificate to him for such shares or any non-contractual rights. Neither the Company nor its Subsidiaries, officers, directors or agents shall have any responsibility, duty or obligation to Participants with respect to any Award (including without limitation, any fiduciary, equitable or implied contractual duty) other than those obligations expressly set forth in this Plan and the applicable Award Agreement. No person connected with this Plan warrants or guarantees the federal, state and local income, estate and gift tax consequences of Awards to Participants.

20. UNFUNDED STATUS OF AWARDS.

This Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in this Plan or any Award Agreement shall give any such Participant any rights that are greater than those of a general creditor of the Company.

21. NO FRACTIONAL SHARES.

No fractional shares of Common Stock shall be issued or delivered pursuant to this Plan. The Board shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

22. Compliance with SectionS 422 AND 409A of the Code.

This Plan is intended to comply and shall be administered in a manner that is intended to comply with Section 422 of the Code as to Incentive Stock Options and shall be construed and interpreted in accordance with such intent. Awards granted hereunder are intended to be exempt from Section 409A of the Code. Any provision of this Plan that would cause the grant of an Award or the settlement thereof to be subject to Section 409A of the Code shall be interpreted and, if necessary, amended to comply with Section 409A of the Code and the regulations and other guidance issued under Section 409A of the Code. Notwithstanding anything herein or in any Award Agreement to the contrary, the Board may, without a Participant’s prior consent, amend this Plan and/or Award Agreements, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and actions with retroactive effect) as are necessary or appropriate to preserve the intended tax treatment of Options under the Plan, including without limitation, any such actions intended to (A) exempt this Plan and/or any Option from the application of Section 409A, and/or (B) comply with the requirements of Section 409A, including without limitation any such regulations, guidance, compliance programs and other interpretative authority that may be issued after the date of grant of any Option. The Company makes no representations or warranties as to the tax treatment of any Option under Section 409A or otherwise. The Company shall have no obligation under this Section 22 or otherwise to take any action (whether or not described herein) to avoid the imposition of taxes, penalties or interest under Section 409A with respect to any Option and shall have no liability to any Participant or any other person if any Option, compensation or other benefits under the Plan are determined to constitute non-compliant, “nonqualified deferred compensation” subject to the imposition of taxes, penalties and/or interest under Section 409A. With respect to any Option that constitutes “nonqualified deferred compensation” under Section 409A, any payment or settlement of such Option that is to be made upon a termination of a Participant’s service provider relationship shall, to the extent necessary to avoid the imposition of taxes under Section 409A, be made only upon the Participant’s “separation from service” (within the meaning of Section 409A), whether such “separation from service” occurs upon or subsequent to the termination of the Participant’s service provider relationship. For purposes of any such provision of this Plan or any Award Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding any contrary provision in the Plan or any Award Agreement, any payment(s) of “nonqualified deferred compensation” that are otherwise required to be made under an Option to a “specified employee” (as defined under Section 409A and determined by the Committee) as a result of his or her “separation from service” shall, to the extent necessary to avoid the imposition of taxes under Code Section 409A(a)(2)(B)(i), be delayed until the expiration of the six (6)-month period immediately following such “separation from service” (or, if earlier, until the date of death of the specified employee) and shall instead be paid (in a manner set forth in the Award Agreement) on the day that immediately follows the end of such six-month period or as soon as administratively practicable thereafter (without interest). Any payments of “nonqualified deferred compensation” under such Option that are, by their terms, payable more than six (6) months following the Participant’s “separation from service” shall be paid at the time or times such payments are otherwise scheduled to be made.

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23. DATA PRIVACY.

As a condition of receipt of any Option, each Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this paragraph by and among, as applicable, the Company and its subsidiaries and affiliates for the exclusive purpose of implementing, administering and managing the Participant’s participation in this Plan. The Company and its subsidiaries and affiliates may hold certain personal information about a Participant, including but not limited to, the Participant’s name, home address and telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title(s), any shares of stock held in the Company or any of its subsidiaries and affiliates, details of all Options, in each case, for the purpose of implementing, managing and administering this Plan, Award Agreements and Options (the “Data”). The Company and its subsidiaries and affiliates may transfer the Data amongst themselves as necessary for the purpose of implementation, administration and management of a Participant’s participation in the Plan, and the Company and its subsidiaries and affiliates may each further transfer the Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located in the Participant’s country, or elsewhere, and the Participant’s country may have different data privacy laws and protections than the recipients’ country. Through acceptance of an Option, each Participant authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Company or the Participant may elect to deposit any shares of Common Stock. The Data related to a Participant will be held only as long as is necessary to implement, administer, and manage the Participant’s participation in the Plan. A Participant may, at any time, view the Data held by the Company with respect to such Participant, request additional information about the storage and processing of the Data with respect to such Participant, recommend any necessary corrections to the Data with respect to the Participant or refuse or withdraw the consents herein in writing, in any case without cost, by contacting his or her local human resources representative. The Company may cancel Participant’s ability to participate in the Plan and, in the Committee’s discretion, the Participant may forfeit any outstanding Options if the Participant refuses or withdraws his or her consents as described herein. For more information on the consequences of refusal to consent or withdrawal of consent, Participants may contact their local human resources representative.

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24. Severability.

The provisions of this Plan shall be deemed severable. If any provision of this Plan or any Award Agreement shall be held unlawful or otherwise invalid or unenforceable in whole or in part by a court of competent jurisdiction or by reason of change in a law or regulation, such provision shall: (a) be deemed limited to the extent that such court of competent jurisdiction deems it lawful, valid and/or enforceable and as so limited shall remain in full force and effect; and (b) not affect any other provision of this Plan (or part thereof) or any Award Agreement, each of which shall remain in full force and effect. If the making of any payment or the provision of any other benefit required under this Plan shall be held unlawful or otherwise invalid or unenforceable by a court of competent jurisdiction, such unlawfulness, invalidity or unenforceability shall not prevent any other payment or benefit from being made or provided under this Plan, and if the making of any payment in full or the provision of any other benefit required under this Plan in full would be unlawful or otherwise invalid or unenforceable, then such unlawfulness, invalidity or unenforceability shall not prevent such payment or benefit from being made or provided in part, to the extent that it would not be unlawful, invalid or unenforceable, and the maximum payment or benefit that would not be unlawful, invalid or unenforceable shall be made or provided under this Plan.

25. TITLES AND HEADINGS.

The titles and headings of the sections in this Plan are for convenience of reference only, and in the event of any conflict, the text of this Plan, rather than such titles or headings, shall control.

26. STOCK CERTIFICATES.

All stock certificates delivered under this Plan are subject to any stop-transfer orders and other restrictions as the Board or the Company deems necessary or advisable to comply with federal or state securities laws. The Board or the Company may place legends on any stock certificate to reference restrictions applicable to the Common Stock.

(Remainder of page intentionally left blank; signature page follows)

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IN TESTIMONY WHEREOF, the Company has caused this Plan document to be executed by its duly authorized officer to be effective as of the Effective Date.

DIMICRON, INC.

By: /s/ Jeff Bennett

Name: Jeff Bennett

Its: President

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